Exhibit 99.1

RLH Corporation Closes Acquisition of the Knights Inn

Brand from Wyndham Hotel Group

Acquisition to be Immediately Accretive to Company’s Earnings and Cash Flow

DENVER (May 14, 2018) — RLH Corporation (NYSE:RLH) today announced that it closed its acquisition of the Knights Inn brand from Wyndham Hotel Group, LLC a subsidiary of Wyndham Worldwide (NYSE:WYN).

As a result of the acquisition, the Company acquired approximately 350 economy segment franchise contracts across North America and a pipeline of additional contracts. The acquisition is another step in RLH Corporation’s transformation into an asset-light franchised hotel company. The Company expects the transaction will be immediately accretive to the Company’s earnings and cash flow.

“We are enthusiastic to have closed the acquisition of Knights Inn,” commented Greg Mount, President and Chief Executive Officer. “Our team is working closely with all Knights Inn hotels to ensure a smooth integration into our systems. We will continue to focus on accelerating the growth of the Knights Inn brand along with all RLH Corporation brands. We are committed to delivering additional value and opportunities to all of our hoteliers and associates, as well as earnings accretion to our shareholders.”

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com